Exhibit 99.3

Vertical Communications, Inc.

Unaudited Pro Forma Combined Financial Information

On December 1, 2006, Vertical Communications, Inc. (the “Company” or “Vertical”) completed the acquisition of all of the outstanding securities of Vodavi Technology, Inc. (“Vodavi”) pursuant to an Agreement and Plan of Merger dated as of October 18, 2006 (the “Merger Agreement”), by and among the Company, Vodavi and Vertical Acquisition Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“MergerSub”). MergerSub was merged with and into Vodavi (the “Merger”), with Vodavi continuing its corporate existence as a wholly-owned subsidiary of the Company.

Pursuant to the Merger Agreement, each issued and outstanding share of common stock of Vodavi was converted into the right to receive $7.50 in cash, without interest, on the terms specified in the Merger Agreement. Immediately prior to the effective time of the Merger, all outstanding options to purchase shares of Vodavi capital stock, whether vested or not vested, were exercised pursuant to a cashless exercise procedure and all equity incentive plans administered by Vodavi were terminated. The aggregate consideration paid by the Company to the stockholders of Vodavi was approximately $31.1 million in cash (the “Merger Consideration”). In addition, the Company incurred approximately $0.5 million in transaction costs related to the merger.

The Company obtained the Merger Consideration through (a) the sale of 27,400 shares of its newly designated Series E Convertible Preferred Stock, par value $1.00 per share, at a purchase price of $1,000 per share to certain investors pursuant to an Amended and Restated Securities Purchase Agreement dated as of December 2006, by and among the Company and certain investors in our Series E Convertible Preferred Stock, and (b) by entering into a Credit Agreement dated as of October 18, 2006, by and among the Company, Vertical Communications Acquisition Corp., a Delaware corporation, Columbia Partners, L.L.C. Investment Management, and NEIPF, L.P. (“Lender”), pursuant to which the Company issued (i) a senior secured promissory note payable to Lender in the principal amount of Ten Million Dollars; and (ii) a senior secured promissory note payable to Lender in the principal amount of Fifteen Million Dollars.

The following unaudited pro forma combined financial statements combine the historical consolidated balance sheets and statements of income of Vertical and Vodavi, giving effect to the merger using the purchase method of accounting. The unaudited pro forma combined balance sheet as of September 30, 2006 gives effect to the merger as if it had occurred on September 30, 2006. The unaudited pro forma combined statements of income assume the merger was effected on July 1, 2005. The unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations of the Company that would have been reported had the merger occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of the Company at any future date or the consolidated results of the operations of the Company for any future period. Furthermore, no effect has been given in the unaudited pro forma combined statements of income for operating benefits that may be realized through the combination of the entities.

The unaudited pro forma combined financial data and related notes thereto should be read in conjunction with the historical consolidated financial statements, including the notes thereto, and other information of the Company and Vodavi included in their respective Annual Reports on Form 10-K and quarterly reports on Form 10-Q, all filed with the Securities and Exchange Commission. In addition, consideration should be given to those risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006, which could affect the Company’s results and over which the Company has no control.

VERTICAL COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2006

(in thousands)
	Historical Vertical	Historical Vodavi	Pro forma Adjustments		Pro forma Combined
Current assets
Cash and cash equivalents	$1,525	$7,487	$(31,627	)(1)	$22,317
			27,400	(3)
			17,532	(3)
Trade receivables, net	8,162	6,055	—		14,217
Inventories	6,899	4,024	—		10,923
Prepaid expenses	2,367	1,064	—		3,431
Deferred costs	4,379	—	—		4,379
Deferred income taxes	—	446	(446	)(2)	—
Restricted cash	389	—	—		389

Total current assets	23,721	19,076	12,859		55,656

Property and equipment, net	1,875	1,093	—		2,968
Goodwill	25,759	—	14,278	(1)	40,037
Intangible assets, net of accumulated amortization	6,179	—	11,950	(1)	18,129
Deferred costs, net of current portion	6,227	—	—		6,227
Deferred income taxes	—	168	(168	)(2)	—
Other assets	86	58	—		144

Total assets	$63,847	$20,395	$38,919		$123,161

Current liabilities
Accounts payable	$5,102	$726	$—		$5,828
Accrued liabilities	8,619	1,599	2,901	(1)	14,057
			500	(1)
			438	(1)
Deferred revenue	10,646	—	—		10,646
Customer deposits	175	—	—		175
Current portion of long term debt	7,633	—	7,886	(3)	8,051
			(7,468	)(3)
Trade accounts payable to stockholder	—	3,689	—		3,689

Total current liabilities	32,175	6,014	4,257		42,446

Deferred revenue, net of current portion	11,408	—	—		11,408
Deferred tax liability	1,040	—	4,529	(1)	5,569
Long term debt, net of current portion	10	—	15,000	(3)	15,010

Total liabilities	44,633	6,014	23,786		74,433
Series D convertible, redeemable preferred stock	3,720	—	(3,170	)(3)	550
Series E convertible, redeemable preferred stock	—	—	—		—
Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	470	4	(4	)(2)	470
Accumulated other comprehensive income (loss)	(10)	—	—		(10)
Additional paid-in capital	94,264	11,851	(11,851	)(2)	126,948
			27,400	(3)
			3,170	(3)
			2,114	(3)
Accumulated deficit	(78,744)	3,033	(3,033	)(2)	(79,182)
Treasury stock	—	(507)	507	(2)	—
Deferred Toshiba equity cost	(486)	—	—		(486)

Net shareholders’ equity	15,494	14,381	18,303		48,178

Total liabilities, convertible, redeemable preferred stock and shareholders' equity	$63,847	$20,395	$38,919		$123,161

See notes to unaudited pro forma condensed combined financial statements.

VERTICAL COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Year ended June 30, 2006
	Historical			Pro Forma
	Vertical	Vodavi		Adjustments		Combined
Net revenue	$55,535	$44,224		$—		$99,759
Cost of sales	25,632	28,306		55	(4)	53,993

Gross profit	29,903	15,918		(55)		45,766
Operating expenses:
Sales and marketing	16,962	6,570	(b)	—		23,532
Product development	11,552	1,972		—		13,524
General and administrative	16,182	4,758	(b)	—		20,940
Amortization of intangible assets	1,094	—		1,408	(4)	2,502
Goodwill impairment	—	725		—		725

Total operating expenses	45,790	14,025		1,408		61,223

Income (loss) from operations	(15,887)	1,893		(1,463)		(15,457)

Interest expense	(690)	—		(2,655	)(5)	(3,345)
Gain on settlement of litigation	1,200	—		—		1,200
Other income, net	4	192		—		196

Income (loss) before provision for income taxes	(15,373)	2,085		(4,118)		(17,406)

Provision for income taxes	626	790		—		1,416

Net income (loss)	(15,999)	1,295		(4,118)		(18,822)

Series D preferred stock accretion and dividends	324	—		877	(6)	1,201
Series E preferred stock dividends	—	—		—		—

Net income (loss) applicable to common stock	$(16,323)	$1,295		$(4,995)		$(20,023)

Net income (loss) applicable to common stock per share - basic and diluted	$(0.38)					$(0.46)

Weighted average common shares outstanding - Basic and diluted	43,311					43,311

See notes to unaudited pro forma condensed combined financial statements.

VERTICAL COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended September 30, 2006
	Historical			Pro Forma
	Vertical	Vodavi (a)		Adjustments		Combined
Net revenue	$15,870	$10,129		$—		$25,999
Cost of sales	7,754	6,700		14	(4)	14,468

Gross profit	8,116	3,429		(14)		11,531
Operating expenses:
Sales and marketing	3,630	1,546	(b)	—		5,176
Product development	3,070	516		—		3,586
General and administrative	4,097	1,120	(b)	—		5,217
Amortization of intangible assets	307	—		352	(4)	659

Total operating expenses	11,104	3,182		352		14,638

Income (loss) from operations	(2,988)	247		(366)		(3,107)

Interest expense	(207)	—		(4,178	)(5)	(4,385)
Other income, net	19	77		—		96

Income (loss) before provision for income taxes	(3,176)	324		(4,544)		(7,396)

Provision for income taxes	156	123		—		279

Net income (loss)	(3,332)	201		(4,544)		(7,675)

Series D preferred stock accretion and dividends	165	—		43	(6)	208
Series E preferred stock dividends	—	—		—		—

Net income (loss) applicable to common stock	$(3,497)	$201		$(4,587)		$(7,883)

Net income (loss) applicable to common stock per share - basic and diluted	$(0.07)					$(0.17)

Weighted average common shares outstanding - Basic and diluted	47,017					47,017

See notes to unaudited pro forma condensed combined financial statements.

(a)	Vodavi is a calendar year end company. The results of operations for the twelve months ended June 30, 2006 were derived by combining the results of operations (unaudited) for the six months ended June 30, 2006 and the results of operations for the year ended December 31, 2005, and removing the results of operations (unaudited) for the six months ended June 30, 2005.
(b)	Certain operating expenses of Vodavi were reclassified to conform to Vertical’s presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The merger has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. The preliminary allocation of the purchase price reflected in the unaudited pro forma condensed combined financial statements is based upon estimates of the fair values of the assets acquired and liabilities assumed. The total purchase price has been allocated to assets acquired and liabilities assumed based on management’s best estimates of fair value, with the excess cost over net tangible and identifiable intangible assets acquired being allocated to goodwill.

The total purchase price of the merger is as follows (in thousands):

Cash paid to shareholders	$28,226

Net buyout of exercised options	2,901

Transaction costs	500

Total purchase price	$31,627

The following table represents the preliminary estimated allocation of the purchase price for our acquisition of Vodavi over the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

Estimated Fair Values at December 1, 2006 (thousands)
Cash	$6,881
Accounts receivable, net	2,721
Inventory, net	7,175
Other current assets	2,362
Property and equipment	1,058
Other long term assets	12
Intangible assets	11,950
Goodwill	14,023

Total assets acquired	46,182
Accounts payable	(6,416)
Accrued expenses	(3,610)
Deferred income tax liability	(4,529)

Total liabilities assumed	(14,555)

Total purchase price	$31,627

The estimated values of current assets, excluding inventory, and liabilities were based upon their historical costs on the date of acquisition due to their short-term nature. Inventory was valued at estimated selling prices less the sum of (i) the cost of disposal and (ii) a reasonable profit allowance for the selling effort. Property and equipment was also estimated based upon its historical cost as there was no appreciated real estate and the historical costs of the office equipment, furniture and machinery most closely approximated fair value. The identified intangible assets were valued at their fair value as of the acquisition date. This valuation is preliminary and subject to change when the appraisal is complete. The deferred income tax liability is preliminary and also subject to change. The residual purchase price was recorded to goodwill based upon the following factors: the value acquired in the form of additional scale and economies of scale resulting from the size of the combined entity, the value of the assembled workforce, especially the sales, engineering and operations personnel who have continued as part of the acquired business and the ability to leverage existing, owned technology over the acquired products.

The following are the identifiable intangible assets acquired and the respective periods over which the assets will be amortized on a straight-line basis:

	AMOUNT	LIFE
	(IN THOUSANDS)	(IN YEARS)
Trade names/Trademarks	$690	4
Customer relationships	10,440	9
Customer relationships - other	600	8
Existing technology	220	4

	$11,950

The preliminary amounts assigned to identifiable intangible assets acquired was based on their respective fair values determined as of the acquisition date using a discounted cash flow analysis and relief from royalty methodology. The valuation is preliminary and is subject to change as is the associated deferred income tax liability pending the Company’s review of its ownership changes and the impact on the availability of the Company’s deferred tax assets. The excess of the purchase price over the tangible and identifiable intangible assets was recorded as goodwill and amounted to approximately $13.8 million. In accordance with current accounting standards, the goodwill is not being amortized and will be tested for impairment annually in the fourth quarter of our fiscal year, as required by SFAS No. 142 or more often if impairment indicators arise.

2. PRO FORMA ADJUSTMENTS

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(1) To record the allocation of the purchase price. Pursuant to EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, the Company recorded a liability of $0.4 million related to the planned employee involuntary termination costs as a result of the acquisition.

(2)	To eliminate Vodavi’s income tax and equity balances.

(3) To reflect the effects of the debt and equity financings. Pursuant to the terms of the Credit Agreement, a portion of the proceeds from the issuance of the promissory notes was used to retire certain previously existing debt.

(4)	Adjustment to record the amortization of identifiable intangible assets.

(5) To record interest expense for the amounts borrowed to finance the acquisition. Pursuant to the terms of the Credit Agreement, in addition to the promissory notes, the Company issued a warrant to purchase shares of the Company’s common stock. The fair value of the warrant and the costs related to the debt financing will be accreted to interest expense, along with the cash interest, over the lives of the related notes.

(6) To record additional dividends associated with the Series D preferred stock. As a result of the issuance of the debt and the Series E Preferred Stock, the anti-dilution adjustments in the Series D preferred stock and warrants were triggered. The additional warrants and beneficial conversion value will be accreted over the term of the redemption period. No dividends have been included in the pro forma adjustments for the Series E redeemable, convertible preferred stock. Pursuant to the terms of the Amended and Restated Securities Purchase Agreement, the Company issued warrants to purchase shares of the Company’s common stock and there is a beneficial conversion feature in the Series E preferred stock. The fair value of the warrants plus the intrinsic value attributed to the beneficial conversion feature exceed the face value of the stock. These discounts on the stock therefore are originally recorded to additional paid in capital and will be subsequently accreted with the cash dividends, using the effective interest method, over the redemption period. Accretion of the discount and dividends for the fiscal years ended June 30, 2007, 2008, 2009 and 2010 is approximately $0, $7,000, $2.1 million and $33.5 million respectively.